As filed with the Securities and Exchange Commission on June __, 1997

                                                   Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            K-TEL INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

           Minnesota                                          41-0946588
 (State of other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification No.)


                            2605 Fernbrook Lane North
                        Minneapolis, Minnesota 55447-4736
   (Address, including zip code, of Registrant's principal executive offices)

                            K-TEL INTERNATIONAL, INC.
                       1994 NONQUALIFIED STOCK OPTION PLAN
                       1996 NONQUALIFIED STOCK OPTION PLAN
                       1997 NONQUALIFIED STOCK OPTION PLAN
                            (Full Title of the Plan)


                                  Mark J. Dixon
              Vice President - Finance and Chief Financial Officer
                            K-tel International, Inc.
                            2605 Fernbrook Lane North
                        Minneapolis, Minnesota 55447-4736
                                 (612) 559-6800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)



(Cover page continued on next page)




(Cover page continued from preceding page)

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
Title of securities to be         Amount to be            Proposed maximum           Proposed maximum       Amount of registration
       registered                 registered         offering price per share   aggregate offering price            fee
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value
       $.01 per share           442,500 shares (1)              $8.00                    $3,540,000                $1,073 (2)
----------------------------------------------------------------------------------------------------------------------------------


(1) Consists of the following shares: (a) 12,500 shares issuable pursuant to non-qualified stock option agreements granted in 1994 (the "1994 Options"); (b) 400,000 shares issuable pursuant to non-qualified stock option agreements granted in 1996 (the "1996 Options"); and (c) 30,000 shares issuable pursuant to a non-qualified stock option agreement granted in 1997 (the "1997 Option"). The number of shares of Common Stock stated above may be adjusted in accordance with the provisions of the 1994 Options, the 1996 Options, and the 1997 Option, in the event that, during the period such options are in effect there is effected any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares effected without receipt of consideration by the Company. Accordingly, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares which by reason of any such events may be issued in accordance with the 1994 Options, the 1996 Options and the 1997 Option.

(2) Pursuant to Rule 457(h)(1), the aggregate offering price and the amount of the registration fee is computed based on the price of $8.00 per share, the average of the high and low prices of the Registrant's Common Stock on The Nasdaq Stock Market on June 3, 1997, and assuming that 442,500 shares is the maximum number of the Registrant's securities issuable under the Plan that are covered by the Registration Statement.




                                EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in
Part I of Form S-8.



PROSPECTUS

                            K-TEL INTERNATIONAL, INC.

                         442,500 SHARES OF COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                            K-TEL INTERNATIONAL, INC.
                   1994 NON-QUALIFIED STOCK OPTION AGREEMENTS
                   1996 NON-QUALIFIED STOCK OPTION AGREEMENTS
                    1997 NON-QUALIFIED STOCK OPTION AGREEMENT


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933.

         The 442,500 shares of Common Stock, $.01 par value per share (the "Stock"), of K-tel International, Inc. (the "Company") covered by this Prospectus are to be offered from time to time to certain employees of the Company or any of its subsidiaries pursuant to the terms of the K-tel International, Inc. 1994 Non-Qualified Stock Option Agreements, 1996 Non-Qualified Stock Option Agreements, and the 1997 Non-Qualified Stock Option Agreement (the "Plan") which are described herein.

         The outstanding shares of Stock and the shares offered hereby will be listed on The Nasdaq Stock Market.

         This Prospectus may not be used in the reoffer or resale of shares purchased pursuant to the Plan. Persons who are not deemed to be "affiliates" of the Company within the meaning of Rule 405 under the Securities Act of 1933 (the "Act") may reoffer or resell shares purchased by them under the Plan without restriction. "Affiliates" of the company may reoffer or resell such shares only pursuant to (a) the requirements of the Rule 144 under said Act, or (b) a registered offering involving a separate prospectus.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                  The date of this Prospectus is June __, 1997


                              AVAILABLE INFORMATION

         The Company undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in Item 3 of Part II of the Registration Statement, other than certain exhibits to such documents, relating to the shares covered hereby. These documents are incorporated by reference in this Section 10(a) Prospectus. In addition, the Company undertakes to provide without charge to each participant in the Plan, upon written or oral request, a copy of the documents required to be delivered to participants pursuant to Rule 428(b) under the Act. Such requests, along with requests for information regarding the Plan and its administrators, should be directed to Mark J. Dixon, Vice President - Finance and Chief Financial Officer, K-tel International, Inc., 2605 Fernbrook Lane North, Minneapolis, Minnesota 55447-4736 (telephone: (612) 559-6820.

                             DESCRIPTION OF THE PLAN

         The Board of Directors of the Company has, from time to time, granted non-qualified stock options to certain key employees which were not under the Company's 1987 Stock Incentive Plan. The purpose of these options is to attract and retain outstanding individuals as officers and employees of the Company and its subsidiaries and to furnish incentives to such persons by providing them the opportunity to acquire shares of Stock.

         The aggregate number of shares of Stock reserved for issuance pursuant to the non-qualified stock options granted under the agreements in this Plan is 442,500 shares. To the extent that any options under the Plan lapse, expire, are terminated or cancelled, such shares will not again be available under the Plan.

         The Plan is administered by the Compensation Committee of the Board of Directors of the Company or the Board of Directors of the Company. The Compensation Committee and the Board of Directors have authority to establish specific terms relative to options granted pursuant to the Plan, including but not limited to, vesting requirements, period of exercise after termination of employment, and limitations on exercise.

         The exercise price for the non-qualified stock options granted under the Plan is the fair market value of the Stock at the time the respective option is granted. The period of any option will be determined by the Board of Directors or the Compensation Committee, but the term of options may not be any longer than ten years from the date of grant. The period of any option will be set forth in the option agreement for the respective option.

         This description is qualified in its entirety by reference to the respective option agreement for the options granted under the Plan. The Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.


                         U.S. FEDERAL INCOME TAX EFFECTS

         The options granted under the Plan are all non-qualified stock options ("NQSO's"). Holders of NQSO's will not realize income until the option is exercised. At the time of exercise, the grantee will realize ordinary income, and the Company will become entitled to a corresponding deduction in the amount by which the market value of the purchased shares at the time of exercise exceeds the exercise price for such shares. If an optionee thereafter sells such shares, the gain or loss, if any, realized upon such disposition will constitute capital gain or loss to the optionee. At the time of exercise, the grantee must deliver to the Company the amount of the exercise price for the shares of Stock purchased upon exercise of the option and the amount of federal and state income tax withholding that the Company determines is required to be withheld at the time of the exercise.

         INDIVIDUAL TAX IMPLICATIONS ATTENDANT TO PARTICIPATION IN THE PLAN ARE THE RESPONSIBILITY OF THE INDIVIDUAL PARTICIPANT. THE BRIEF DESCRIPTION OF FEDERAL TAX CONSEQUENCES PROVIDED ABOVE IS BASED UPON CURRENT LAW AND THE POLICIES OF THE UNITED STATES DEPARTMENT OF THE TREASURY AND THE INTERNAL REVENUE SERVICE, AND IT SHOULD BE UNDERSTOOD THAT SUCH DESCRIPTION IS NOT EXHAUSTIVE, THAT THE LAW MAY CHANGE AND, FURTHER, THAT SPECIAL RULES ARE PROVIDED WITH RESPECT TO SITUATIONS NOT SPECIFICALLY DISCUSSED HEREIN. PARTICIPANTS AR URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF ANY TRANSACTIONS.

                                 RESALE OF STOCK

         This Prospectus may not be used in the reoffer or resale of shares of Stock purchased upon exercise of options granted pursuant to the Plan. Persons who are not deemed to be "affiliates" of the Company within the meaning of Rule 405 under the Securities Act of 1933 (the "Act") may reoffer or resell shares purchased by them under the Plan without restriction. "Affiliates" of the company may reoffer or resell such shares only pursuant to (a) the requirements of the Rule 144 under said Act, or (b) a registered offering involving a separate prospectus.





                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3:  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by K-tel International, Inc. (the "Company") (File No. 0-6664) are incorporated in this Registration Statement on Form S-8 (the 'Registration Statement") by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996;

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996; and

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4:  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5:  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article V, Section 5.01 of the Bylaws of the Company provides that the Company shall indemnify persons to the extent required by Minnesota Statutes,
Section 302A.521. Section 302A.521 provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties and fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same penalties, fines, taxes and expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons who are or were serving other organizations at the request of the corporation or whose duties involve or involved service for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

ITEM 7:  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8:  EXHIBITS

         4.1 Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit (3) filed as part of the Company's Annual Report on Form 10-K for the year ended June 30, 1985))

         4.2      By-laws of the Company (incorporated by reference to Exhibit
                  (3) filed as part of the Company's Annual Report on Form 10-K for the year ended June 30, 1985))

         4.3 K-tel International, Inc. 1994 Non-Qualified Stock Option Agreements with Mark J. Dixon and Jeffrey Koblick (1994 Non-Qualified Stock Options)

         4.4 K-tel International, Inc. 1996 Non-Qualified Stock Option Agreements with David Weiner and Philip Kives (1996 Non-Qualified Stock Options)

         4.5 K-tel International, Inc. 1997 Non-Qualified Stock Option Agreement with William Isaacs (1997 Non-Qualified Stock Option)

         5.1      Opinion of Kaplan, Strangis and Kaplan, P.A.

         23.1     Consent of Kaplan, Strangis and Kaplan, P.A. (included in
                  Exhibit 5.1)

         23.2     Consent of Arthur Andersen LLP

         24.1     Powers of Attorney


ITEM 9:  UNDERTAKINGS

Rule 415 Offering.

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



Incorporation of Subsequent Exchange Act Documents by Reference.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Form S-8 Registration Statement.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the mater has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 5, 1997.

                                      K-TEL INTERNATIONAL, INC.



                                      By: /s/David Weiner
                                          David Weiner
                                          President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                            Date
---------                           -----                            ----

                           Chairman of the Board and
*                          Chief Executive Officer
-----------------------    (Principal Executive Officer)
Philip Kives                                                      June 5, 1997


/s/ David Weiner
-----------------------    President and Director
David Weiner                                                      June 5, 1997


                           Vice President - Finance,
                           Chief Financial Officer and
                           Director
/s/ Mark J. Dixon          (Principal Financial Officer and
-----------------------    Principal Accounting Officer)          June 5, 1997
Mark J. Dixon


                           Senior Vice President -                June 5, 1997
*                          Purchasing and Operations and
-----------------------    Director
Jeffrey Koblick


*                          Director                               June 5, 1997
-----------------------
Garry Kieves


*                          Director                               June 5, 1997
-----------------------
Lou Scheimer


* By /s/Mark J. Dixon      As attorney-in-fact for the above      June 5, 1997
-----------------------    officers and directors marked by
     Mark J. Dixon         an asterisk.
     Attorney-in-Fact





                                  EXHIBIT INDEX


Exhibit                                                            Sequentially
Number   Description of Exhibit                                   Numbered Page

4.1      Restated Articles of Incorporation of the Company
         (incorporated by reference to Exhibit (3) filed as part of the Company's Annual Report on Form 10-K for the year ended June 30, 1985)

4.2      By-laws of the Company (incorporated by reference to Exhibit
         (3) filed as part of the Company's Annual Report on Form 10-K for the year ended June 30, 1985)

4.3      K-tel International, Inc. 1994 Non-Qualified
         Stock Option Agreements with Mark J. Dixon and
         Jeffrey Koblick

4.4      K-tel International, Inc. 1996 Stock Option
         Agreements with David Weiner and Philip Kives

4.5      K-tel International, Inc. 1997 Stock Option
         Agreement with William Isaacs

5.1      Opinion of Kaplan, Strangis and Kaplan, P.A.

23.1     Consent of Kaplan, Strangis and Kaplan, P.A.
         (included in Exhibit 5.1)

23.2     Consent of Arthur Andersen LLP

24.1     Powers of Attorney